Contacts:

Alexion Pharmaceuticals, Inc. Irving Adler Executive Director, Corporate Communications (203) 271-8210	Alexion Pharmaceuticals, Inc. Kim Diamond (Media) Senior Director, Corporate Communications (203) 439-9600	Rx Communications (Investors) Rhonda Chiger (917) 322-2569
Alexion Announces the Appointment of John T. Mollen
to Its Board of Directors

- Directors Joseph A. Madri and Larry L. Mathis to Retire in May 2014 -
CHESHIRE, Conn., April 17, 2014 -- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced the appointment of John “Jack” T. Mollen to the Company’s Board of Directors, effective immediately. The Company also announced that Joseph A. Madri, Ph.D., M.D. and Larry L. Mathis, will retire at the conclusion of the current term on May 5, 2014, after 22 years and 10 years of service to the Company, respectively.
“Jack has a remarkable track record as a leader and executive and brings substantial operational experience in human resources and organizational development to the Alexion Board. His expertise will be valuable to our growing global organization and we are pleased to welcome him to the Alexion Board of Directors,” said Max Link, Ph.D. Chairman of Alexion’s Board of Directors.
Jack Mollen was most recently special advisor to the Chairman of EMC Corporation and previously served as EMC's Executive Vice President, Human Resources (HR) for 14 years. While at EMC, Mr. Mollen led the global human resources function to ensure the availability of world-class talent to drive business success and his responsibilities included executive, leadership, and employee development; compensation and benefits; staffing; and all of the people-related aspects of acquisition integration. Prior to joining EMC, Mr. Mollen was Vice President of Human Resources at Citigroup Inc. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, Center on Executive Compensation, Worcester Polytechnic Institute Board of Trustees and Chairman of its Compensation Committee, and as an advisory board member for Working Mother magazine. Mr. Mollen received a bachelors degree in economics from St. John Fisher College in Rochester, N.Y., and a master's degree in labor relations from St. Francis University in Loretto, Pa.
“I am honored to join Alexion's Board of Directors at this exciting time in the Company’s continuing global expansion. I look forward to playing an integral role that will contribute to the fulfillment of Alexion’s unique mission to develop and deliver innovative therapies for patients with severe and life-threatening rare diseases,” said Mr. Mollen.
Alexion also announced the retirement of two long-standing directors who have each made invaluable contributions to the Company’s growth and global expansion during a combined 32 years of service.

Joseph A. Madri, M.D., Ph.D., who has been a director since the Company's founding in 1992, is retiring from the Board after 22 years of outstanding service to Alexion. Dr. Madri has been on the faculty of the Yale University School of Medicine since 1980, and is currently a professor of pathology and molecular, cellular and developmental biology. Dr. Madri also serves on the editorial boards of numerous scientific journals and is the author of over 243 scientific publications. “Joe has served on Alexion’s Board with distinction and we are grateful for his significant contributions to research and scientific dialog and his dedicated tenure with Alexion,” said Leonard Bell, M.D., Chief Executive Officer of Alexion Pharmaceuticals.
In addition, Larry L. Mathis is also retiring from the Board after a decade of outstanding service to the Company. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, providing counsel on leadership, management, governance and strategy. Mr. Mathis was the founding president and chief executive officer of The Methodist Hospital System in Houston, having served that institution in various executive positions for 27 years, including 14 years as Chief Executive Officer before his retirement in 1997. “Larry has been an excellent Board member and we are thankful for his commitment to the highest standards of corporate governance on Alexion’s Board as well as his business insights in the healthcare industry,” said Dr. Bell.
About Alexion
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in the United States, European Union, Japan and other countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates across multiple therapeutic areas. This press release and further information about Alexion Pharmaceuticals can be found at: www.alexionpharma.com.

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